Exhibit 99.01

Press Release
www.shire.com

Shire plc Board and Committee Changes

December 15, 2011 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that Dr Jeffrey Leiden will be stepping down from the Shire Board and its Board Committees with effect from January 31, 2012. Dr Leiden chairs the Company’s Science & Technology Committee and is a member of the Company’s Remuneration and Nomination Committees. Dr Leiden has been a non executive director of Shire since January 2007.

Shire’s Chairman Matthew Emmens said “The Board of Shire thanks Dr Leiden for his significant contribution to Shire.”

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX